UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 4, 2006

PROGRESSIVE GAMING INTERNATIONAL CORPORATION

(Exact Name of Registrant as Specified in Charter)

NEVADA	000-22752	88-0218876
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

920 Pilot Road

Las Vegas, Nevada 89119

(Address of Principal Executive Offices)

(702) 896-3890

(Registrants telephone number, including area code)

____________________________________________________________________________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 4, 2006 Progressive Gaming International Corporation (the Company) completed the final phase of its credit facility with an affiliate of Cerberus Capital Management, L.P., Ableco Finance LLC. The $22.5 million, 3-year revolving credit facility is intended for general working capital purposes and to replace the existing $10 million facility completed in the first stage of the financing. The Company is continuing to evaluate other alternatives to retire the remainder of its high yield debt.

For a description of the terms of the credit facility, see Item 2.03 below, which is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On August 4, 2006 Progressive Gaming International Corporation (the Company) completed the final phase of its credit facility with an affiliate of Cerberus Capital Management, L.P., Ableco Finance LLC. The $22.5 million, 3-year revolving credit facility is intended for general working capital purposes and to replace the existing $10 million facility completed in the first stage of the financing.

Outstanding principal under the facility will bear interest at a reference rate of interest plus an applicable margin (currently 10.5%) or a LIBOR rate plus an applicable margin. Underwriting fees related to the facility equal 2.0% of the total principal and warrants to purchase 150,000 shares of the Company’s common stock. The terms of the new facility require the Company to comply with certain financial covenants covering senior debt leverage ratio, total debt leverage ratio, minimum EBITDA, minimum cash plus availability, minimum interest coverage, and certain negative covenants.

A copy of the Amended and Restated Financing Agreement will be filed with the Company’s quarterly report on Form 10-Q for the quarter ending June 30, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROGRESSIVE GAMING INTERNATIONAL CORPORATION

Date: August 8, 2006	By:	/s/ Heather A. Rollo
Heather A. Rollo
Executive Vice President, Chief Financial Officer, and Treasurer